UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

INNOPHOS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (03-04)

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Notice of Annual Meeting

and

Proxy Statement

2007

INNOPHOS HOLDINGS, INC.

INNOPHOS HOLDINGS, INC.

259 Prospect Plains Road  •  Building G  •  Cranbury, NJ 08512

April 18, 2007

Dear Fellow Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Innophos Holdings, Inc., our first as a publicly traded company. The meeting is scheduled to be held at 10:00 AM EDT on May 24, 2007, at the Crowne Plaza Hotel, located at 390 Forsgate Drive, Jamesburg, New Jersey 08831.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders.

Please note we are requiring identification as a stockholder to attend the Annual Meeting. For more information on this matter, kindly refer to the Notice of Meeting.

If you own shares of record, you will find enclosed a proxy card or cards and an envelope in which to return the card(s). Whether or not you plan to attend this meeting, please sign, date and return your enclosed proxy card(s), or vote over the phone or internet, as soon as possible so that your shares can be represented and voted at the Annual Meeting according to your instructions. You can revoke your proxy any time before the meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy under the “Frequently Asked Questions” section in the Proxy Statement.

I look forward to seeing you at the meeting.

Sincerely,

Randy Gress

Chairman, President & Chief Executive Officer

Your Vote Is Important. Whether You Own One Share Or Many, Your Prompt Cooperation In Voting Your Proxy Is Greatly Appreciated.

INNOPHOS HOLDINGS, INC.

259 Prospect Plains Road  •  Building G  •  Cranbury, NJ 08512

NOTICE OF ANNUAL MEETING

OF

STOCKHOLDERS

Please take notice that the 2007 Annual Meeting of Stockholders of Innophos Holdings, Inc., a Delaware corporation, will take place as follows:

Date:	Thursday, May 24, 2007

Time:	10:00 AM EDT

Place:	Crowne Plaza Hotel, 390 Forsgate Drive, Jamesburg, New Jersey 08831.

Purposes:	1. Election of six (6) members of the Board of Directors for terms extending until the next Annual Meeting; and

2. Ratification of selection of an independent registered public accounting firm.

Who Can Vote:	Stockholders of record at the close of business on April 13, 2007.

How to Vote:	You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope. Or, you can vote over the telephone or the internet as described on the enclosed proxy card.

Who May Attend:	Only persons with evidence of stock ownership, or who are invited guests of the Company, may attend and be admitted to the Annual Meeting. We may require photographic identification (e.g. drivers license with photograph or passport) for verification of your identity.

•        If your shares are registered in your name, you must bring a copy of your proxy card (a reproduced proxy card is acceptable so long as it has identification on it) or, if you would like to pre-register for the meeting, please contact the Company’s Investor Relations Department at (609) 366-1299 and request an admission pass.

•        If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares. If you do not have either an admission pass or proof that you own shares, you will not be admitted to the meeting.

Dated: April 18, 2007	By Order of the Board of Directors,

William N. Farran
Corporate Secretary

2007 ANNUAL MEETING OF STOCKHOLDERS

OF

INNOPHOS HOLDINGS, INC.

PROXY STATEMENT

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS

OF

INNOPHOS HOLDINGS, INC.

Introduction

This Proxy Statement, the accompanying Proxy Card and Annual Report to Stockholders of Innophos Holdings, Inc., a Delaware corporation (the “Company” or “Innophos”), are being mailed on or about April 18, 2007 to the Company’s stockholders of record on April 13, 2007. The Board of Directors of the Company (the “Board”) is soliciting your proxy to vote your shares of Common Stock at the Company’s 2007 Annual Meeting of Stockholders (the “Meeting”) scheduled to be held on May 24, 2007.

The Board solicits your proxy to give all stockholders the opportunity to vote on matters that will be presented at the Meeting, regardless of whether they can be present in person. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

Frequently Asked Questions

Who is the Proxy Committee?

The Proxy Committee consists of three executive officers of the Company (Messrs. William N. Farran, Mark Feuerbach and Richard Heyse) appointed by the Board and named on the on the Proxy Card to vote shares at the Meeting as instructed by stockholders.

What is a proxy?

A proxy is your legal designation of another person as your agent (the person is sometimes referred to as a “proxy”) to vote on your behalf. By completing and returning the enclosed Proxy Card, you are giving the Proxy Committee the authority to vote your shares in the manner you indicate on your card.

Why did I receive more than one Proxy Card?

You will receive multiple Proxy Cards if you hold your shares in different ways (for example, in joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (that is, in “street name”), you will receive together with your Company materials your voting information, such as a request for instructions, from your broker, and you will return your voting instructions as directed by your broker. You should vote on and sign each Proxy Card you receive that represents a separate holding of shares. It is not necessary to send more than one Proxy Card or instructions for the same shares, no matter how they are held.

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you own shares of Common Sock of the Company at the close of business on our record date of April 13, 2007.

How many shares of Common Stock may vote at the Meeting?

As of March 31, 2007, there were 20,740,622 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented. The Company’s one class of Common Stock is the only security allowed to vote at the Meeting.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with Wells Fargo Shareowner Services, our transfer agent for the Common Stock, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, they are the stockholder of record and you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record”, you have several choices. You can vote your proxy:

•	by mailing in the enclosed Proxy Card;

•	over the telephone; or

•	via the internet.

Please refer to the specific instructions set forth on the enclosed Proxy Card. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

If you hold your shares in “street name,” your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the Meeting?

If you are a “stockholder of record”, you may vote your shares in person at the Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 –	FOR the election of the six (6) nominees to serve as directors

Proposal 2 –	FOR the approval of the selection of the independent registered public accounting firm

What are my choices when voting?

Proposal 1 –	You may cast your vote in favor of electing the nominees as directors or withhold your vote on one or more nominees.

Proposal 2 –	You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

How will my shares be voted if I do not specify how they should be voted?

If you properly sign and return your Proxy Card without indicating how you want your shares to be voted, the Proxy Committee will cause your shares to be voted as follows:

Proposal 1 –	FOR the election of the six (6) nominees to serve as directors.

Proposal 2 –	FOR the approval of the selection of the independent registered public accounting firm

How are votes withheld, abstentions and broker non-votes treated?

The shares with votes withheld and abstentions are deemed as “present” at the Meeting, are counted for quorum purposes, and those votes generally have the same effect as a vote against the matter where it requires a predetermined affirmative vote to pass. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.

Can I change my vote after I have mailed in my Proxy Card?

Yes, you may revoke your proxy by doing one of the following:

•	by sending a written notice of revocation to the Secretary of the Company at the address shown on this Proxy Statement that is received prior to the Meeting, stating that you revoke your proxy;

•	by signing a later-dated Proxy Card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the Proxy Card(s); or

•	by attending the Meeting and voting your shares in person (this automatically revokes your Proxy Card).

What vote is required to approve each proposal?

Proposal 1	requires a plurality of the votes cast to elect a director. A plurality means that a nominee must receive more votes than the next closest contestant in a contest for the seat in question.

Proposal 2	requires a majority of the votes cast at the Meeting to be adopted.

What constitutes a quorum?

Under our by-laws, a quorum is a majority of the voting power of the outstanding shares of stock entitled to vote. The presence of a quorum is necessary to transact business at the Meeting.

Who will count the votes?

The votes will be counted by Inspectors of Election, persons required by Delaware law to oversee voting at a stockholders meeting. The Inspectors will be present at the Meeting and will report the voting results. We expect that a representative from Wells Fargo Shareowner Services, our transfer agent, will serve as one of the Inspectors of Election.

Will my vote be confidential?

All voting records which identify stockholders are kept permanently confidential, except as necessary to meet legal requirements and in other limited circumstances such as proxy contests. The Inspectors of Election, who are not Company employees, will be required to execute confidentiality agreements.

Who pays the cost of this proxy solicitation?

The Company pays all costs of soliciting proxies. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s Common Stock. In addition, the Company has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation and will request brokerage houses and other nominees, fiduciaries and custodians to forward soliciting materials to beneficial owners of the Company’s Common Stock. For these services, the Company has agreed to pay MacKenzie Partners, Inc. a sum not to exceed $3,000, plus expenses.

Is mailing this Proxy Statement the only way that proxies are being solicited?

No. As stated above, the Company has retained MacKenzie Partners, Inc., a professional soliciting firm, to aid in the solicitation of proxy materials. In addition to mailing these proxy materials and the services of our proxy soliciting firm, certain directors, officers or employees of the Company may solicit proxies by telephone, facsimile, e-mail or personal contact. Those persons will not be specifically compensated for doing so.

How will voting be conducted on other matters raised at the meeting?

If any matters are presented at the meeting other than the proposals on the Proxy Card, the Proxy Committee will vote on them using their best judgment. Your signed Proxy Card or instructions give them the authority to do this. Under our by-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our Corporate Secretary no later than March 30, 2007, and it must have been accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented other than those on the Proxy Card.

When must stockholder proposals be submitted for the 2008 Annual Meeting?

Stockholder proposals submitted for inclusion in our 2008 proxy statement must be received in writing by our Corporate Secretary no later than 5:00 p.m. Eastern Time on December 18, 2007. Stockholder proposals that are not intended to be included in the proxy statement must be received not less than 60 nor more than 90 days in advance of our 2008 Annual Meeting, unless we announce the meeting date less than 70 days before the meeting. In that case, proposals must be received not later than 10 days after we announce the meeting date. In each case, proposals must be accompanied by information required by our by-laws.

What is the deadline to nominate an individual for election as a director at the 2008 annual meeting?

Our by-laws describe the procedures that must be used in order for someone nominated by a stockholder of record to be eligible for election as a director. To nominate an individual for election as a director at the 2008 Annual Meeting, notice of intention to nominate must be received by the Corporate Secretary no sooner than February 23, 2008 and no later than March 24, 2008. If the meeting date is changed by more than 30 days from the anniversary date of this year’s meeting, the notice may be given not later than 10 days after the earlier of the announcement of the meeting or the date on which notice of the meeting is mailed. The notice must contain specified information about the nominee, including his or her age, address, occupation and share ownership, as well as the name, address and share ownership of the stockholder giving the notice.

If you have any further questions about voting your shares or attending the Meeting please call MacKenzie Partners, Inc. at 1-800-322-2885 or our Investor Relations Department at 1-609- 366-1299.

The Board of Directors and its Committees

Under our by-laws and the laws of Delaware, our state of incorporation, the business and affairs of the Company are managed under the direction of the Board. It is the duty of the Board to serve as a prudent fiduciary for stockholders and to oversee the management of the Company’s business.

Prior to the completion of our initial public offering of Common Stock in November 2006, the Board comprised four directors (Messrs. Edward Conard, Randolph Gress, Blair Hendrix and Stephen Zide). Our Board was expanded in October 2006 with the election of Ms. Linda Myrick and in January 2007 with the election of Mr. Gary Cappeline. Directors spend considerable time in their service to the Company, including preparing for and attending Board and committee meetings, and they seek to attend as many meetings as possible. In 2006, the Board and its committees held a total of five meetings (two Board and three committee) and took action by written consent in lieu of meetings a total of 10 times. The directors’ attendance at meetings of the Board and committees averaged approximately 88% percent in 2006.

The Company was incorporated and began business in 2004. Prior to becoming a publicly traded company, it was not the Company’s custom to hold stockholder meetings because there were a very small number of stockholders (one of whom had majority voting power) and any needed stockholder action could be taken validly by written consent. Following the adoption of revised by-laws in connection with our initial public offering, however, stockholder action can only be taken at annual or special meetings. Since our shares are now listed and traded on the NASDAQ Stock Market, we also hold stockholder meetings in compliance with the rules of our exchange. Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties. This includes not only attending Board and committee meetings, but stockholders’ meetings as well.

Director Independence

In accordance with NASDAQ Stock Market Rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which include all elements of independence set forth in the NASDAQ Stock Market Rules. According to those rules, “independent director” means “a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.” The rules provide that the following persons cannot be considered independent directors:

(A)	a director who is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company;

(B)	a director who accepted (or who has a Family Member who accepted) any compensation from the Company in excess of $60,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following: (i) compensation for board or board committee service; (ii) compensation paid to a Family Member who is an employee (other than an executive officer) of the Company; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation,

(C)	a director who is a Family Member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

(D)	a director who is, or has a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the Company’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in the company’s securities; or (ii) payments under non-discretionary charitable contribution matching programs.

(E)	a director of the issuer who is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity; or

(F)	a director who is, or has a Family Member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

“Family Member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

In order to be listed and remain on the NASDAQ Stock Market, the Company is required to have a majority of independent directors comprising the Board and to have regularly scheduled meetings at which only independent directors are present.

To comply with the rules, a listed company must also have an audit committee of at least three members, each of whom must: (i) be independent as defined under the rule noted above; (ii) meet the criteria for independence set forth in the applicable SEC rules (subject to applicable exemptions); (iii) not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (iv) be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. Additionally, at least one member of the audit committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including being or having been a senior officer with financial oversight responsibilities.

NASDAQ Stock Market rules also require that: (i) the compensation of the chief executive officer and other executive officers be determined or recommended to the Board for determination by a majority of the independent directors or a compensation committee comprising solely independent directors; and (ii) director nominees must either be selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominations committee comprising solely independent directors. Although the Company is permitted to rely on a majority of independent directors to satisfy the compensation and nomination rules, it has chosen instead to utilize committees (that is, the Compensation Committee and the Nominating and Corporate Governance Committee) to meet its responsibilities under those rules, subject to “phase in” provisions for newly listed issuers.

A company listing in connection with its initial public offering is allowed to phase in its compliance with the NASDAQ Stock Market independent committee requirements on the same schedule as it is permitted to phase in its compliance with the independent audit committee requirement pursuant to the SEC rules. As a result, the Company, which listed in connection with its initial public offering in November 2006, is permitted to phase in its compliance with the independent committee requirements by having: (1) one independent member at the time of listing; (2) a majority of independent members within 90 days of listing; and (3) all independent members within one year of listing. Furthermore, the Company has 12 months from the date of listing to comply with the NASDAQ Stock Market requirement that the entire Board be composed of a majority of independent directors.

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.

The Board has determined following non-employee directors are independent within the definitions of independence of both the NASDAQ Stock Market and the SEC standards for audit committee members: (1) Gary Cappeline; and (2) Linda Myrick. As a result of that determination, at the present time, the Company is in compliance with the applicable NASDAQ and SEC rules covering director independence in its case. The Board intends to maintain that compliance through all necessary additions and adjustments to Board and committee membership as the Company’s phase in period continues.

Board Committees

The Board currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating & Corporate Governance Committee, each of which has the membership shown in the table below.

Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Gary Cappeline* (1)	Gary Cappeline	Gary Cappeline
Linda J. Myrick (2)	Blair Hendrix*	Linda J. Myrick *
Stephen M. Zide	Linda J. Myrick	Stephen M. Zide

*	Chair
(1)	Mr. Cappeline, an independent director, was first elected to the Board in January 2007
(2)	Ms. Myrick, an independent director, was first elected to the Board in October 2006.

Each committee was reconstituted in connection with the Company’s initial public offering in November 2006, as a consequence of which the Board adopted and put into effect the committee charters discussed under each section devoted to the particular committee. Given the nature and timing of the changes, the number of committee meetings held and actions taken on the committee level in 2006 would not be meaningful or comparable to the current operation of our committee system.

Under our by-laws and Delaware law, the Board has the power to form additional standing or special committees as it sees fit. Committee members are appointed by the Board and hold their offices until their successors are appointed and qualified, or until their earlier resignation or removal. All vacancies on committees are filled by the Board. The Board designates a member of each of the standing committees as Chair, and each committee keeps a separate book of minutes of its proceedings and actions.

Audit Committee

The Audit Committee (in this section, the “Committee”) has a written charter adopted by the Board, which is available on the Company’s website (www.innophos.com) under “Investor Relations,” then “Corporate Governance,” and then “Documents and Charters.” The charter describes the Committee’s purpose as providing assistance to the Board in fulfilling its oversight responsibility relating to:

•	the integrity of the Company’s financial statements and its financial reporting process;

•	the systems of internal accounting and financial controls;

•	the performance of the Company’s internal audit function, if any, and independent auditor;

•	the independent auditor’s qualifications and independence; and

•	the Company’s compliance with legal and regulatory requirements.

The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. While the Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with U.S. generally accepted accounting principles.

The charter describes the Committee’s principal duties and responsibilities as including:

•

responsibility for the appointment, retention and termination (subject, if applicable, to stockholder ratification), compensation, and oversight of the work of the independent auditor, including resolving disagreements between management and the independent auditor over financial reporting and receiving the report of the independent auditor;

•

pre-approving all audit and non-audit services provided by the independent auditor or adopting pre-approval policies and procedures detailed as to particular services and delegating pre-approval authority to a member of the Committee;

•

determining and recommending to the Board appropriate funding for payment of: (i) compensation to the independent auditor; (ii) compensation to advisers employed by the Committee; and (iii) ordinary administrative expenses of the Committee;

•

obtaining and reviewing at least annually a report by the independent auditor describing: (i) the firm’s internal quality control procedures; (ii) material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) relationships between the independent auditor and the Company (to assess the auditor’s independence);

•

reviewing management’s appointment, termination or replacement of the head of the internal audit function and periodically reviewing the operation of that function and the independence and authority of the internal auditors;

•

discussing with the internal auditors and the independent auditor the overall scope and plans for their respective audits, including the adequacy of staffing and compensation and discussing with management, the internal auditors and the independent auditor the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs;

•

periodically meeting separately with management, the internal auditors and the independent auditor to discuss issues warranting Committee attention, including significant risks to the Company and the steps management has taken to minimize such risks and reviewing the independent auditor any audit problems or difficulties and management’s response;

•

receiving regular reports from the independent auditor on the critical accounting policies and practices of the Company, and all alternative treatments of financial information within U.S. generally accepted accounting principles that have been discussed with management;

•

reviewing management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and any independent auditor’s report on management’s assertion;

•	reviewing and investigating matters relating to the integrity of management, potential conflicts of interest and adherence to the Company’s policies;

•	reviewing disclosures made by the Chief Executive Officer and Chief Financial Officer in connection with the certification of the Company’s annual, semi-annual and quarterly reports;

•	reviewing and approving, as appropriate, related-party transactions for potential conflicts of interest;

•	reviewing policies with respect to risk assessment and risk management, including the risk of fraud;

•

discussing the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditor prior to the filing of the Company’s reports and discussing the results of the audits and reviews communicated to the Committee by the independent auditor under generally accepted auditing standards;

•

regularly reporting to the Board, including the results of the annual audit, and reviewing with the full Board issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements and the performance of the internal audit function and the independence of the internal auditor;

•

establishing procedures for the receipt, retention, review and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	reviewing reports with respect to evidence of material violations of securities laws or breaches of fiduciary duty;

•	preparing its report to be included in the Company’s annual proxy statement and any other filings, as required by SEC regulations; and

•	evaluating its performance at least annually to determine whether it is functioning effectively.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, personnel of the Company and the independent auditor and, in its sole discretion and at the Company’s expense, the Committee has the authority to retain and terminate independent counsel and other advisers as it determines necessary to carry out its duties.

Of the Committee members, the Board has determined that Mr. Cappeline, chair of the Committee, meets the SEC’s definition of “audit committee financial expert.” Mr. Cappeline is also “independent” as that term is defined by the NASDAQ Stock Market rules applicable to the Company.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee (in this section, the “Committee”) serves as the Company’s nominating committee. It has a written charter adopted by the Board, which is available on the Company’s website (www.innophos.com) under “Investor Relations,” then “Corporate Governance,” and then “Documents and Charters.” The Committee is to consist of at least two members, and its charter gives it the following purposes and responsibilities:

•

developing and recommending qualification standards and other criteria for selecting new directors, identifying individuals qualified to become Board members consistent with qualification standards and other criteria approved by the Board, and recommending to the Board such individuals as nominees to the Board for its approval;

•	overseeing evaluations of the Board, individual Board members and the Board committees; and

•	overseeing the Company’s compliance with ethics policies and considering matters of corporate governance.

The charter gives the Committee the following duties and responsibilities to fulfill its purposes:

•

screening and recommending to the Board nominees for election as directors of the Company, including nominees recommended by stockholders of the Company, and considering the performance of incumbent directors in determining whether to recommend them to stand for reelection at the annual meeting of stockholders;

•	developing and recommending qualification standards and other criteria for selecting director nominees;

•

establishing procedures for, and administering annual performance evaluations of the Board, its committees and individual Board members, including an annual performance review of this Committee by its members;

•

reviewing periodically the Company’s Code of Ethics, Code of Ethics for Senior Financial Officers, confidential information and insider trading policies, and any similar Company codes and policies, and, based on such periodic review, recommending changes to the Board as deemed appropriate;

•	reviewing periodically the makeup of the Board and its committees and recommending , as appropriate, changes in the number, function or membership;

•	adopting policies designed to encourage the highest levels of corporate conduct by the Board, the Company and its officers, employees and agents; and

•	considering questions of possible conflicts of interest involving Board members, senior officers and key employees.

The Committee’s charter is not intended to change or augment the obligations of the Company or its directors or management under the federal securities laws or to create new standards for determining whether directors or management have fulfilled their duties, including fiduciary duties under applicable law.

The Committee believes that the qualification criteria for selection of directors should focus on individuals of substantial accomplishment with demonstrated leadership capabilities and that they should represent all stockholders and not any special interest group or constituency. The Board conducts an annual self-evaluation of its membership with respect to the criteria.

Ken Clark International, a third party search firm, has been asked to assist the Committee to identify and evaluate candidates for Board membership.

The Committee will also evaluate candidates for the Board recommended by stockholders using the same criteria described above. Stockholders wishing to recommend a candidate may submit a recommendation to the Secretary of the Corporation. That submission should include (i) the candidate’s name, address, occupation and share ownership; (ii) other biographical information that will enable the Committee to evaluate the candidate in light of the criteria; and (iii) information concerning any relationship between the candidate and the stockholder making the recommendation.

Upon receipt of a stockholder-proposed director candidate, the Secretary will assess the Board’s needs, including whether or not there is a current or pending vacancy or a possible need to be filled by adding or replacing a director. The candidate’s information is provided to the Chair of the Committee and the director acting as Chairman of the Board for discussion. Subsequently, the qualification criteria and the candidate’s materials are forwarded to all Committee members for consideration at the next Committee meeting.

Regardless of how a candidate is brought to the Committee’s attention, qualified candidates will be expected to conduct one or more personal interviews with appropriate members of the Board. Chosen candidates will be extended invitations to join the Board. If a candidate accepts, he or she is formally nominated for election by the Board or the stockholders depending on the timing and circumstances.

Compensation Committee

The Compensation Committee (in this section, the “Committee”) has a written charter adopted by the Board, which is available on the Company’s website (www.innophos.com) under “Investor Relations,” then “Corporate Governance,” and then “Documents and Charters.” The charter describes the Committee’s primary purpose and responsibilities as:

•	developing and recommending to the Board for its approval the goals and objectives relevant to the Chief Executive Officer’s compensation;

•	evaluating the Chief Executive Officer’s performance and advising and recommending to the Board for its approval the Chief Executive Officer’s compensation level;

•	screening and recommending to the Board individuals qualified to become Chief Executive Officer of the Company;

•	establishing total compensation for the Board and recommending to the Board for its approval total compensation for senior executives, including oversight of executive benefit plans; and

•	producing the Compensation Committee Report on Executive Compensation and reviewing the Company’s compensation discussion and analysis disclosures required to be included in the Company’s SEC filings.

The charter gives the Committee the following duties and responsibilities to fulfill its purposes:

•	establishing the total compensation for the directors of the Company;

•

reviewing and approving the goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and recommending to the Board for its approval the Chief Executive Officer’s compensation level based on this evaluation;

•	developing and reviewing periodically succession plans of the Chief Executive Officer, and screening and recommending to the Board candidate(s) for Chief Executive Officer;

•	reviewing and approving employment agreements, severance agreements or change of control agreements between the Company and its executive officers, within criteria approved by the Board;

•	reviewing and approving the design of benefit plans that pertain to directors, the Chief Executive Officer and other executive officers who report directly to the Chief Executive Officer;

•

reviewing and recommending to the Board for its approval changes to or adoption of retirement plans of the Company and approving all plan related administrative matters, including the naming of fiduciaries and establishment and adherence to funding guidelines, including matching contributions;

•	reviewing and recommending for approval by the Board the creation and/or revision of incentive compensation plans and equity-based plans affecting Company officers and making grants under them;

•	approving the parameters of overall compensation policy throughout the entire Company;

•

producing all reports on executive compensation required on behalf of the Committee or the Board, reviewing all other compensation discussion and analysis disclosure materials produced by the Company and required to be included in the Company’s public filings, and generally overseeing compliance with the compensation reporting requirements of the SEC; and

•	administering all plans entitled to exemption under Rule 16b-3 of the Securities Exchange Act of 1934 in accordance with the requirements of that rule.

Compensation Committee Interlocks and Insider Participation

There are no relationships required to be disclosed under this section.

Compensation of Directors

Our by-laws allow directors to be paid compensation, including allowances and attendance fees, as the Board may from time to time determine. Only independent directors are currently eligible for such compensation, and directors who are employees of the Company receive no compensation for their service on the Board.

For 2007 and the future, the objective of our director compensation programs will be to enable the Company to attract and retain as directors individuals of substantial accomplishment with demonstrated leadership capabilities. We must do so in the context of our first year as a publicly traded issuer with a phase-in period resulting in a majority of the Board comprising independent directors by November 2007. Consistent with those objectives, we pay our independent, non-employee directors as follows:

Annual Retainer		$35,000
Annual Committee Membership Fees:
Audit		$7,500	($15,000 for chair)
Compensation		$2,500	($5,000 for chair)
Nominating & Corporate Governance		$2,500	($5,000 for chair)
Meeting Fee (for each Board or committee meeting)	$ $ $	1,500 1,000 500	(Board in person) (Committee in person) (Any telephonic attendance)

In order to align the interests of directors with the interests of the stockholders, our independent directors also are expected to participate in our stock programs. Each of Mr. Cappeline and Ms. Myrick have entered into compensation agreements embodying the above fees and under which the Company is obligated annually to issue each of them options at the current market for a total of 5,000 shares of Common Stock under the Company’s option plans. The options have not yet been granted. At present, directors are not subject to any minimum share ownership requirement. Nevertheless, it is possible that such a requirement will be instituted in the future after consideration of the issue by the Board. For 2006, a total of $8,438 was accrued on account of retainer and meeting fees for Ms. Myrick who was elected to the Board in October.

Each of our directors has entered into an indemnity agreement with the Company. Under those agreements, we have agreed generally to indemnify the directors against liabilities, including advancing litigation expenses, incurred in connection with their service for our company, its subsidiaries or other entities at our request.

Other Corporate Governance Matters

The Board sets high standards for the Company’s employees, officers and directors. Implicit in sound corporate governance is a philosophy of lawful conduct and ethical behavior toward the various interests affecting or forming part of the corporate landscape. To fulfill its responsibilities and to discharge its duty, the Board of Directors follows the procedures and standards that are set forth in guidelines, codes and charters adopted by the Board. These governing principles are subject to modification from time to time as the Board deems appropriate in the best interests of the Company or as required by applicable laws and regulations.

The Company’s principal guidelines are contained in its Code of Ethics, its Code of Ethics for Senior Financial Officers and its Insider Trading Policy. In addition to these codes and policies, other rules and principles of the Company’s corporate governance are contained in the charters of its three standing committees of the Board. The Codes and Policy are available on the Company’s website (www.innophos.com) under “Investor Relations,” then “Corporate Governance,” and then “Documents and Charters.”

Policy on Communications from Security Holders and Interested Parties

Security holders and interested parties may send communications through the Corporate Secretary of the Company to (1) the Board, (2) the Committee chairs, or (3) the outside directors as a group. The Corporate Secretary will collect, organize and forward all communications, in that officer’s judgment, which are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include personal employment matters, solicitations for products or services, and matters not relevant to the functioning of he Board, stockholder interests or the affairs of the Company.

Policy With Respect To Related Person Transactions

The Board has adopted a written policy that requires certain transactions with “related persons” to be approved or ratified by its Nominating & Corporate Governance Committee or Compensation Committee (for compensation matters within the scope of the Compensation Committee charter). For purposes of this policy, related persons include (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company, (ii) any person who is the beneficial owner of more than 5 percent of any class of the Company’s voting securities; and (iii) any “immediate family member or affiliate” of any person described in (i) or (ii). The types of transactions that are subject to this policy are transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company, or any of its subsidiaries, was, is or will be a participant and in which any related person had, has or will have a direct or indirect material interest and the aggregate amount involved will or may be expected to exceed $100,000. Under the policy, certain transactions are deemed to be automatically pre-approved and do not need to be brought to the applicable Committee for individual approval. The standards applied by the applicable Committee when reviewing transactions with related persons would be expected to include (a) the benefits to the Company of the transaction; (b) the terms and conditions of the transaction and whether such terms and conditions are comparable to the terms available to an unrelated third party or to employees generally, and (c) the potential for the transaction to affect the independence or judgment of a director or executive officer of the Company.

Proposals

The Board will present to the stockholders for their consideration and approval at the Meeting the two Proposals detailed below.

Proposal 1

Election of Board Members

The Company’s certificate of incorporation and by-laws provide for the size of the Board to be determined by Board action taken from time to time. At present, the full Board has been set at six (6) directors whose terms of office all expire with the 2007 Meeting. All the directors listed below are currently serving on the Board, all have been nominated for re-election, and all have agreed to serve if re-elected.

Gary Cappeline	Age:	57
	Director Since	2007
	Committees:	Audit (Chair), Compensation, Nominating & Corporate Governance
	Biography and Other Directorships:	Mr. Cappeline currently serves as an Operating Partner of AEA Investors LLC, a private equity investment fund headquartered in New York City. Before joining AEA in 2007, Mr. Cappeline was president and chief operating officer of Ashland Inc., a diversified chemical company, to which he returned in 2002 after service as a senior executive in the chemical sectors at Englehard Corporation and Honeywell International. He also served as chemical industry partner at Bear Stearns Merchant Bank. Mr. Cappeline currently serves on the board of directors of Unifrax Corporation (high temperature insulation products). He previously served as a board and executive committee member of the American Chemistry Council, a chemical industry trade association

Edward Conard	Age:	50
	Director Since:	2004
	Committees:	None
	Biography and Other Directorships:	Mr. Conard is a Managing Director of Bain Capital. Previously, Mr. Conard was a Vice President at Bain & Company where he headed the firm’s operations practice and managed major client relationships in the industrial manufacturing and consumer goods industries. Mr. Conard is also a director of Broder Bros., Co., Sensata Technologies B.V., Unisource Worldwide, Inc. and Waters Corporation.

Randolph Gress	Age:	51
	Director Since	2004
	Committees:	None
	Biography and Other Directorships:	Mr. Gress is Chairman of the Board, Chief Executive Officer and President and Director of the Company since 2004. Mr. Gress joined Rhodia, S.A., a diversified global chemical manufacturer, in 1997 and became Vice President and General Manager of the sulfuric acid business and was named global President of Specialty Phosphates (based in the U.K.) in 2001. Prior to joining Rhodia, Mr. Gress spent 14 years at FMC Corporation where he worked in various managerial capacities in the

		Chemical Products, Phosphorus Chemicals and Corporate Development groups. From 1977 to 1980, Mr. Gress worked at Ford Motor Company in various capacities within the Plastics, Paint and Vinyl Division. Mr. Gress earned a B.S. in Chemical Engineering from Princeton University and an M.B.A. from Harvard Business School.

Blair Hendrix	Age:	41
	Director Since	2005
	Committees:	Compensation (Chair)
	Biography and Other Directorships:	Mr. Hendrix is an Executive Vice President at Bain Capital. Prior to joining Bain Capital in 2000, Mr. Hendrix was an Executive Vice President and Chief Operating Officer of DigiTrace, Inc. and was a management consultant at Corporate Decisions, Inc. (now Mercer Management Consulting). Mr. Hendrix also serves on the Board of Directors of Keystone Automotive Operations, Inc., SMTC Corporation and Vivra Holdings, Inc.

Linda Myrick	Age:	51
	Director Since	2006
	Committees:	Nominating & Corporate Governance (Chair), Audit, Compensation
	Biography and Other Directorships:	Ms. Myrick is Vice President & General Manager of Scott Medical Products, a division of Scott Specialty Gases, Inc. From 2001 - 2003, Ms. Myrick held various executive management positions with Rhodia, Inc., the North American subsidiary of Rhodia, S.A., a diversified global chemical manufacturer, including Vice President & General Manager, North American Home, Personal Care & Industrial Ingredients, and Vice President & General Manager, North American Specialty Phosphates. Prior to joining Rhodia, Ms. Myrick served in various positions in marketing, strategic planning and business management for FMC Corporation. In 2004 and 2005, Ms. Myrick served on the Board of Directors of Berwind Pharmaceutical Services, Inc.

Stephen Zide	Age:	47
	Director Since	2004
	Committees:	Audit, Nominating & Corporate Governance
	Biography and Other Directorships:	Mr. Zide has been a Managing Director of Bain Capital since 2001 and affiliated with the firm since 1997. From 1998 to 2000, Mr. Zide was a Managing Director of Pacific Equity Partners, a private equity firm in Sydney, Australia. Prior to joining Bain Capital, Mr. Zide was a partner at the law firm of Kirkland & Ellis LLP, where he was a founding member of the New York office and specialized in representing private equity and venture capital firms. Mr. Zide is also a director of Broder Bros., Co., Keystone Automotive Operations, Inc. and Sensata Technologies B.V.

Your Board Recommends that Stockholders Vote FOR All Six (6) Nominees Listed Above.

Proposal 2

Approval of Selection of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (“PwC”) has served as the independent auditor (now referred to as the independent registered public accounting firm) of the Company since its creation in 2004. We believe that their knowledge of Innophos’ business and its organization gained through their prior service is valuable. Partners and employees of PwC assigned to the Innophos engagement are periodically rotated, thus giving us the benefit of new thinking and approaches in the audit area. We expect representatives of PwC to be present at the annual meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

For the year 2006, PwC performed professional services for Innophos and its subsidiaries in connection with audits of the financial statements, audits of employee benefit plans (for plan year 2005) and tax services. PwC has also reviewed quarterly reports and other filings with the Securities and Exchange Commission.

Based on their review of the performance of PwC and discussions with that firm and as set forth in its report under “Audit Committee Report”, the Audit Committee selected PwC to serve as the Company’s independent registered public accounting firm for 2007. The stockholders are being asked to approve that selection.

Your Board recommends that Stockholders Vote to Approve the Selection of PwC as Independent Registered Public Accounting Firm for 2007

Information Regarding the Independence of the Independent Registered Public Accounting Firm

The following table shows the fees paid to PwC for professional services for 2006 and 2005:

	2006	2005
	(Dollars in thousands)
Audit (a)	$2,689	$1,270
Audit-Related (b)	$191	$146
Tax (c)	$139	$136
All Other (d)	$512	$—

Total	$3,531	$1,552

(a)	Fees for professional services provided for the audit of annual financial statements as well as reviews of quarterly reports on form 10-Q, accounting consultations on matters addressed during the audit or interim reviews, and SEC filings and offering memoranda including comfort letters and consents.
(b)	Fees for professional services that principally include audits of employee benefit plans and other audit related services.
(c)	Fees for professional services that principally include tax services.
(d)	Other services provided to the Company in the course of its transition to a publicly traded company.

Pre-Approval Policy

The Audit Committee (in this section, the “Committee”) has the sole authority to pre-approve all audit engagement fees and terms as well as all non-audit engagements with PwC. In 2005 and 2006, all the above services were pre-approved by the Committee in accordance with a pre-approval policy.

Audit Committee Report

Our committee has reviewed and discussed Innophos’ audited financial statements for the year ended December 31, 2006 with Company management. We have discussed with the independent registered public accounting firm, PwC, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statements No. 89 and No. 90 (Communication with Audit Committees). We also discussed with Company management management’s assessment of Innophos’ disclosure controls and procedures as of December 31, 2006. We have received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we have discussed with PwC its independence.

Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements for the Company be included in its Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Gary Cappeline, Chair

Linda J. Myrick

Stephen M. Zide

Executive Compensation

Compensation Discussion and Analysis

Overview of Compensation Program

The goal of our executive compensation program is to provide compensation and incentives that advance long term stockholder value while, at the same time, enhancing our ability to attract and maintain top executive management talent. We seek to be fair, reasonable and competitive to all constituencies involved. Although our predecessor businesses in some cases had a long history, our Company in its current form began operations in August 2004, and its equity has only been traded publicly since November 2006. As a result, while the components of compensation we utilize may fall into traditional patterns and elements, our programs themselves are relatively new and must be regarded as “works in progress” compared to issuers who have had longer term experience as free standing business enterprises. In this section, we discuss our objectives and their implementation for our “Named Executives” (those persons listed in the Summary Compensation Table), although, in general, except as noted the types of compensation and benefits we provide to our Named Executives are similar to those being provided to our other executive officers.

References to the “Committee” in this discussion mean the Board’s Compensation Committee. The Committee has primary responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy along with the other duties provided in the Committee’s charter discussed elsewhere in this proxy statement.

Compensation Philosophy and Objectives

Our Committee has adopted an Executive Compensation Strategy Statement that embodies our compensation philosophy to include the following elements:

1.	Our compensation programs should pay approximately at or above the competitive labor market averages if the Company performance meets or exceeds business targets.

2.	Our base pay rates will be targeted for the median (approximately within +/- 10%) of selected peer companies in the outside labor market with upside or downside potential based upon individual performance.

3.	Short-term incentive compensation targets also are aimed at the market median and should have significant upside potential such that achieving “excellence” level for both business and individual performance may yield multipliers of 2 to 3 times the target.

4.	Annual incentive awards will be based on both Company and individual performance.

5.	One type of long-term compensation may be in the form of stock option grants, restricted stock or other form of equity basis to attract and motivate talent and to align the executives’ goals as owners with those of the stockholders. The level of stock option grants will be at the median of our selected peer company group, and all options will be utilized in full compliance with regulatory and statutory requirements.

6.

The combined value of stock options and other compensation are intended to place our total compensation in the second quartile (i.e., up to the 75th percentile) of our selected peer company group, if all performance goals are met or exceeded.

7.	Perquisites will be provided if they allow executives to allocate more time to the job and less to personal affairs, assist in accomplishing job responsibilities, and make up for benefits lost due to regulatory limits, particularly concerning tax-qualified plans. In instances where perquisites are no longer found to be appropriate, consideration may be given to base salary increases in lieu thereof.

8.	The range of our welfare benefits likely will be typical of our selected peer company group, and our primary retirement vehicle will be a qualified defined contribution plan integrated with a savings plan.

9.	We will provide feedback through annual meetings with executives to communicate our total compensation strategy and we will endeavor to provide annual statements to each executive indicating the executive’s individual value received from our total compensation programs.

We seek to employ our strategy to attain objectives of recognizing performance of our Named Executives, aligning their interests with those of our investors, and retaining them for long service periods in a competitive environment.

Performance Recognition. Our five Named Executives have an average of over 21 years in the chemical ingredient manufacturing business, during which time they have been promoted to increasing levels of responsibility. The amount of compensation of each of the Named Executives reflects his superior experience, continued high performance and career of prior service. Key elements of compensation that depend on a Named Executive’s performance include: (i) discretionary cash bonuses based on assessment of his performance against quantitative and qualitative measurements within the context of overall Company performance on a year to year basis; (ii) equity compensation in the form of stock options and/or restricted stock awards

Alignment with Investors. We seek to align the interests of our Named Executives with those of our investors by evaluating executive performance on the basis of financial measurements that we believe are consistent with developing long-term stockholder value, such as revenue growth, operating profit and margins, earnings per share, returns on total equity and/or total capital, cash flow from operating activities and EBITDA (earnings before interest, taxes, depreciation and amortization) and total stockholder return. Our view of the elements of compensation that align the interests of executives with stockholders include: (i) equity incentive compensation, which links a significant portion of compensation to stockholder value because the total value of awards corresponds to stock price appreciation and dividend rate; (ii) potential long–term performance award programs that focus on the growth of specified key financial measurements correlated to expectations of long-term stockholder value, but not wholly dependent on trading markets; and (iii) requirements concerning stock retention (such as discouraging quick disposition of our stock by utilizing statutory options).

Retention of Service. We attempt to retain our executives by utilizing continued service with the Company as a determinant of total pay opportunity, and we enhance our qualified defined contribution plan by making larger contributions to participants closer to retirement age which often correlates with longer service. Accordingly, key elements of compensation that require continued service to receive maximum payment include extended vesting terms on stock options and restricted stock awards, which pay out fully only if a participant remains with the Company for the entire performance period.

Setting Compensation

Based on the foregoing objectives, the Committee structures the Company’s executive compensation programs and implements them to motivate executives to achieve the business goals set by the Company and reward them for doing so. Normally, we do this on an annual basis, but we may revise, initiate or discontinue programs at any time.

To implement the process, the Committee has engaged the Hay Group, an outside global human resources consulting firm, to conduct a review of the Company’s compensation program for executives. The Hay Group provides the Committee with relevant market data, trend summaries and alternatives to consider when making compensation decisions for the Chief Executive Officer and when reviewing recommendations made by management for Named Executives other than the Chief Executive Officer. The Hay Group is an independent consultant not otherwise engaged by the Company and is responsible solely to the Committee. However, the Company does purchase and participate in the Annual Chemical Industry Compensation Survey sponsored by the Hay Group. The latest review conducted by the consultant was done in February, 2007, and was considered by the Committee in establishing compensation levels for 2007. Our 2006 executive compensation was set on the basis of survey data from Mercer Human Resources Consulting and the Hay Group. No independent study of any individual’s executive compensation was done by a third party at that time.

In making compensation decisions, the Committee compares each element of total compensation against a peer group of publicly-traded and privately-held specialty chemicals companies (collectively, the “Compensation Peer Group”). The Compensation Peer Group, which is periodically reviewed and updated by the Committee, consists of companies against which the Committee believes we compete for talent and stockholder investment. A partial listing of the companies comprising the Compensation Peer Group considered most comparable to the Company are:

• Ashland Specialty Chemical	• Eastman Chemical	• Rhodia
• Akzo Nobel	• Hexion Specialty Chemicals	• Rohm and Haas,
• BASF	• Huber (J.M.)	• Scotts Miracle-Grow
• Church & Dwight Specialty Products	• International Flavors & Fragrances	• Sterling Chemicals • Tronox
• Clariant	• MacDermid	• Uniqema Americas
• Chemtura	• Mosaic	• Williams Companies
• Degussa	• Potash Corporation of Saskatchewan
• DSM Nutritional Products	• PPG Industries

For comparison purposes, our annual revenues are slightly below the median revenues of the Compensation Peer Group. Because of the large variance in size among the companies comprising the Compensation Peer Group, regression analysis is used to adjust the compensation data for differences in company revenues. This adjusted value is used as the basis of comparison of compensation between us and the companies in the Compensation Peer Group.

We compete with many larger companies for top executive-level talent. In seeking to overcome that potential disadvantage, the Committee generally sets overall compensation for Named Executives in the second quartile of compensation paid to similarly situated executives of the Compensation Peer Group companies. Variations in this objective may occur as dictated by the experience level of the individual and market factors.

A significant percentage of total compensation normally is allocated to incentives as a result of the philosophy mentioned above. The Committee follows no pre-established policy or target percentage for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, it reviews information provided by its outside consultant to determine the appropriate level and mix of incentive compensation on a case-by-case basis. The Committee also must operate within the confines of the Company’s existing compensation programs.

In fiscal 2006 and in recognition of their role of accomplishing the transition from a privately held entity to a publicly traded issuer, we granted an unusually large portion of total compensation to the Named Executives in the form of incentives—both cash and non-cash.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation recommendations for the Named Executives and also makes recommendations regarding equity awards to all elected officers of the Company. In accordance with the charter, the recommendations are subject to approval by the Board of Directors.

The Chief Executive Officer annually reviews for the Committee the performance of each Named Executive (other than the Chief Executive Officer whose performance is reviewed by the Committee and may be reviewed by the Board). The conclusions reached and recommendations based on these reviews, including salary adjustments and annual award amounts, are presented to the Committee for its consideration. In addition to the services of the consultant, the Committee regularly calls upon the Vice President, Human Resources for assistance and advice in reviewing recommendations, designing compensation plans and generally supporting the Committee’s functions. The Committee considers the recommendations and all factors it deems relevant in making its determinations on the compensation of the Named Executives. Coincident with the Company’s completion of its annual audit, the Committee’s goals are to have compensation matters for each fiscal year determined prior to March of that year.

2006 Executive Compensation Components

For 2006, the principal components of compensation for Named Executives were:

•	Base salary

•	Short term incentive compensation

•	IPO cash bonus

•	Long-term equity incentive compensation (IPO restricted stock bonus)

•	Retirement and other benefits

•	Perquisites and other personal benefits

Base Salary

The Company provides the Named Executives with base salary to compensate them for services rendered during the fiscal year. Base salary ranges are determined for each executive based on his or her position and responsibility primarily by using market data. Base salary ranges are designed so that salary opportunities for a given position will be between approximately 90% and 110% of the median for the base salary established for each position.

During its review of base salaries for executives, the Committee primarily considers:

•	market data provided by our outside consultants;

•	internal review of the executive’s compensation, both individually and relative to other executive officers; and

•	individual performance of the executive.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries of Named Executives are based on the Committee’s assessment of the individual’s performance taking into consideration the executive’s current pay relative to the market.

Short Term Incentive Compensation

This compensation component is currently embodied in the 2006 Executive, Management and Sales Incentive Plan (the “2006 STIP”) as the successor plan to the 2005 Executive, Management and Sales Incentive Plan, which expired on December 31, 2005 (that plan, together with the 2006 STIP are sometimes referred to as the “STIPs”). The 2006 STIP will continue to govern all short term incentive awards granted through December 31, 2007, even if not paid until 2008 or thereafter. The 2006 STIP gives the Committee the latitude to design for the Named Executives (as well as for Directors and other key employees) cash based short term incentive compensation award packages to promote high performance and achievement of corporate goals. Worldwide, the Company currently has approximately 130 persons (including the Named Executives) who are eligible to receive awards under the 2006 STIP. In general, participants must be employed by the Company at the time of payment of the award (normally in March of the fiscal year after the year in which it is earned). However, employment agreements with the CEO and the CFO provide that those officers, regardless of whether they are employed at the time, are entitled to payment of short term incentives following termination of their agreements by the Company for reasons other than cause.

As noted, the STIPs provide guidelines for the calculation of annual non-equity incentive based compensation, subject to Committee oversight and modification. The Committee determines if a short term incentive plan is to be established each year, and, if so, establishes or recommends to the Board for its establishment the particular plan (currently the 2006 STIP) and approves the group of employees eligible to participate for that year.

The objective of the STIP is to align and focus efforts of individual senior managers (and their departments) on achieving overall Company goals as well as individual performance goals. Part of the STIP target (e.g., 70% for executives in 2006) is based upon the overall Company goal, or “C Factor,” typically expressed as a financial target, such as EBITDA (adjusted for unusual items), as recommended by the Committee and approved by the Board of Directors. Based upon actual results for the plan year, the CEO proposes the C Factor score to the Committee (e.g. a figure above 1.0 when the target is exceeded, and above 0 and below 1.0 when the target is not achieved, but is above the minimum performance level).

The remainder of the STIP award target (e.g., 30% for executives in 2006) is based upon achieving individual performance objectives, or “P Factors” which are specific goals within the plan participant’s area of responsibility, that in turn will impact either the C Factor results or otherwise positively affect Company performance. P Factors typically fall into one or more of five categories: (1) safety, governance, compliance; (2) strategic actions; (3) revenue, business and/or margin growth; (4) cost reduction; and (5) other. The P Factors are developed during meetings of the Company’s Leadership Team (composed principally of senior management reporting directly to the CEO) so that the individual goals are consistent with and help drive overall Company performance. The P Factors for the Leadership Team are approved by the CEO in consultation with the Committee. Once approved, the members of the Leadership Team adjust and finalize the P Factors of plan participants in their respective departments.

The STIP includes various incentive levels (the portion of a plan participant’s cash compensation that is variable) based upon the participant’s accountability and impact on Company operations, with target award opportunities that are established as a percentage of base salary, or target percentage. The CEO’s incentive level in 2006 was 75%, and the other Named Executives ranged from 35% to 50%.

The STIP awards are also affected by other limitations and enhancements, in particular:

(i)	no payment of the STIP award, unless the Company achieves the minimum performance level;

(ii)	a payment of at least 50%, but less than 100%, of the target award opportunity for the corporate financial objective portion if the Company achieves or exceeds the minimum performance level, but does not achieve the target performance level;

(iii)	a payment of at least 100%, but less than 200%, of the target award opportunity for the corporate financial objective portion if the Company achieves or exceeds the target performance level, but does not attain the 200% performance level; and

(iv)	a payment of 200%, but less than or equal to 300%, of the target award opportunity for the corporate financial objective portion if the Company achieves or exceeds the 200% performance level.

Subject to the above criteria, the calculation of a proposed STIP award can be expressed as a formula:

Base salary x Target Percentage x (weighted C Factor results + weighted P Factor results)

For example, a plan participant with a total base salary paid by the end of the plan year of $200,000, and a target percentage of 40%, would have a target bonus of $80,000, which assumes that both the C Factor and P Factor results were at target levels, or 1.0. If the C Factor results were on target for a plan year, and weighted at 70% (as in 2006 for executives) and the plan participant’s P Factor results were evaluated as above target at 1.25, the indicated STIP Award would be $86,000 ($200,000 x .40 x (0.7 x 1.0 + 0.3 x 1.25) = $86,000). The individual’s manager, the Vice President Human Resources and the CEO may exercise discretion in their recommendations as to particular STIP Awards, based upon a number of factors, including degree of difficulty, events during the plan year that presented alternative opportunities, events necessitating a change in priorities or the individual’s overall job performance, or other factors. The recommended awards for the Leadership Team members are presented to the Committee by the Vice President Human Resources and the CEO, and the Committee reports its recommendations to the Board for approval.

The Committee now comprises exclusively non-management directors. Not later than the one-year transition period allowed for issuers completing an initial public offering to retain independent board and committee members, or by November 2, 2007, the Committee will be composed entirely of independent directors. The Committee excludes all management during its deliberation of the compensation matters for the CEO.

For 2006, awards for the Named Executives under the STIP were as follows:

Name and Position	STIP Award (in dollars)	Percentage of Base Salary
Randolph Gress Chairman, CEO & President	321,911	86%

Richard Heyse Chief Financial Officer	155,643	66%

Jose Gonzalez General Manager, Mexico	145,129	70%

William Farran Vice President & General Counsel	118,207	57%

Joseph Golowski Vice President Sales & Distribution	66,024	41%

IPO Bonus

In October 2006 the Board approved the payment of a special equity and non-equity incentive and retention bonus to the Named Executives and certain other executives in connection with our initial public offering of Common Stock in recognition of the efforts expended by the recipients in contributing to the success of the IPO process. The cash bonuses comprised 55% of the total bonus value and are shown in column (d) of the Summary Compensation Table. The remaining 45% of the IPO bonus was awarded in the form of “restricted” shares of Common Stock with the number of shares issued being determined according to the IPO offering price of $12 per share. The restricted shares are subject to “substantial risk of forfeiture,” until such time as they vest quarterly in ratable installments over the next two years, provided that recipients remain in the Company’s employ, subject to agreed leaves of absence. In that sense, the stock portion of the award was designed to have retention aspects for the Named Executives to encourage them to remain as employees. The terms of the restricted stock award (vesting, forfeitability, etc.) were generally consistent with the terms of the Company’s other long-term incentive programs covering the granting of options to purchase stock. The IPO bonus applicable to the stock grants is shown in column (e) of the Summary Compensation Table.

Long Term Incentives

Prior to the IPO, the Board and Company stockholders approved the 2006 Long Term Equity Incentive Plan (the “2006 LTIP”) as a successor to the Company’s 2005 Executive Stock Option Plan (the “2005 Plan” and, collectively, the “LTIPs”). The 2006 LTIP allows for the issuance of up to 1,000,000 shares of Common Stock under its stock provisions, while options for 1,116,944 shares (through 2006) had been granted under the 2005 Plan (no further grants, except to replace options forfeited or expiring unexercised, are allowed under that plan.). The LTIPs give the Committee the means to design a wide variety of incentive compensation programs to encourage the growth of stockholder value, whether embodied in stock or not, and allow key employees, including the Named Executives, to participate in the long-term growth and profitability of the Company. They also provide a competitive compensation component relative to the Compensation Peer Group companies used to determine appropriate total executive compensation.

For stock-based programs under the 2006 LTIP, the Committee may grant participants shares of the Company’s Common Stock, restricted stock, share units, stock options and stock appreciation rights. It may also grant performance units and/or performance bonuses based on other measurements. In granting those awards, the Committee may establish any conditions or restrictions it deems appropriate. As of the date of this Proxy Statement, no awards had been made under the 2006 LTIP.

All awards of stock options under the LTIPs have been made, and will be made, at or above the fair market value of the underlying stock at the time of the award. Since the Common Stock is now publicly traded, options normally will be granted at the closing price of the stock on the NASDAQ Stock Market on the date of the grant. In certain limited circumstances, the Committee may grant options to an executive at an exercise price in excess of the closing price of the Company’s Common Stock on the grant date. The Committee will not grant options with an exercise price that is less than the closing price of the Company’s Common Stock on the grant date, nor will it grant options which are priced on a date other than the grant date. Annual awards of options to Named Executives may be made at a regularly scheduled committee meeting or at such other times as the Committee deems appropriate.

The 2005 Plan, for all practical purposes, has been discontinued. It was designed to attract and retain the Named Executives, as well as others in the initial management that participated in the Company’s organization in 2004, by means of the grant in 2005 of incentive stock options and non-qualified stock options that vest in ratable installments over approximately five years (subject to acceleration in certain instances, including the equivalent of six months on occasion of the IPO). Secondarily, stock that otherwise might have been subject to future option grants under the 2005 Plan when it was replaced by the 2006 LTIP was awarded as restricted stock in connection with the IPO Bonus. By using a mix of stock options and restricted stock grants, the Company thus far has been able to compensate the Named Executives for activities associated with the business start up and the initial public offering as well as encourage and reward business improvements. Of course, these programs deliver the maximum value only when the value of the Company’s stock increases and therefore are believed to motivate appropriate actions to deliver strong earnings and other performance in support of the stock. These options continue to vest at 5% per quarter until January 2009.

Restricted stock and stock option grants made to the Named Executives are shown in the Summary Compensation Table in columns (e) and (f).

Retirement and Other Benefits

The Company provides savings and retirement vehicles that include the Named Executives.

All employees in the United States (including the Named Executives, except Mr. Gonzalez) are eligible to participate in the 401(k) Savings Plan, a tax qualified, defined contribution plan (the “DCP”) maintained by our subsidiary, Innophos, Inc. The participating Named Executives (and all other US employees except for a small group of hourly employees) receive annual retirement contributions from the employer calculated on the basis of age and eligible earnings which are deposited into a self directed, multi-vehicle investment account maintained by an independent trustee. The annual retirement feature of the DCP is non-contributory for participants, and employer contributions are vested immediately for participants with at least five years of service with the Company. In addition, Named Executives whose total eligible compensation exceeds the Internal Revenue Code limits in the qualified plan are entitled to participate in the non-qualified Innophos, Inc. Retirement Savings Restoration Plan. That plan, which is operated in conjunction with a “rabbi trust” as its funding vehicle, provides a non-contributory benefit according to the same formula for eligible earnings that exceed the limits under the qualified plan (including, among others, the limitation on the amount of annual compensation for purposes of calculating eligible remuneration for a participant under a qualified retirement plan ($220,000 in 2006)). It does not duplicate benefits paid under the tax qualified plan.

The Savings Plan feature of the DCP is a tax-qualified retirement savings plan pursuant to which eligible participants in the US (including the Named Executives, except Mr. Gonzalez) are able to contribute up to 100% of their annual salary (or the limit prescribed by the Internal Revenue Service for a particular plan year) to the Savings Plan on a before-tax basis. The employer matches 100% of the first 4% of pay that is contributed by the participant. Matching contributions become fully vested upon attainment of four years of Company service at the rate of 25% per year.

Except for Mr. Heyse who had one year and eight months of service as of year end 2006, all other Named Executives are fully vested in the DCP employer contributions and the Company match feature of the Savings Plan.

Perquisites and Other Personal Benefits

We provide the Named Executives with perquisites and other personal benefits consistent with our compensation strategy under “Compensation Philosophy and Objectives.” The Committee periodically reviews the levels of perquisites and other personal benefits and expects to do so again in 2007.

Mr. Gress and Mr. Golowski are provided use of company automobiles or car allowances. All US based Named Executives are provided with an allowance for certain financial planning and tax preparation assistance. In addition, since 2004, Mr. Gress has been provided with a living allowance for time worked in the Cranbury, New Jersey area. The allowance is based on actual expenses, not to exceed $4,000 per month.

Mr. Gonzalez participates in the statutory benefits provided to all employees in Mexico, including the requirement of a written contract of employment. The benefits include a vacation premium, a Christmas premium, food coupons, severance and termination pay, medical insurance, life insurance and a short term savings plan. In addition, he is provided with a company car, sports club membership, financial planning and tax preparation services. Currently there is no retirement plan in Mexico.

Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2006, are included in column (i) of the “Summary Compensation Table.”

Termination and Change of Control

Mr. Gress and Mr. Heyse have employment agreements which provide, in cases of termination by the Company without “cause” (as defined in the respective agreement) or in Mr. Gress’ case also by the employee for “good reason” (as defined in his agreement), for the Named Executive to receive base pay ((i) a minimum of 12 months, plus one month for each year of creditable service, in the case of Mr. Gress and (ii) 12 months in the case of Mr. Heyse), plus incentive payments ((i) the target bonus for the termination year, plus a pro rata portion of the target bonus in the case of Mr. Gress and (ii) the lesser of the target bonus for the year in question or the actual bonus payout from the previous year in the case of Mr. Heyse). Payments under the agreements are in lieu of those under Company severance policies and are not due on account of terminations by the employees, except as stated in the prior sentence. To the extent not covered by individual agreements that waive entitlements, Named Executives in the US are covered by a Company-wide severance policy applicable to salaried employees. That policy, which is subject to change or discontinuation at any time, currently provides base salary continuation following termination by the Company (other than for “just cause” as defined in the policy) based upon years of service to a maximum of 52 weeks, plus a lump sum amount ranging from four to 12 additional weeks of pay for long service (ranging from not less than five to more than 20 years). The terms of Mr. Gonzalez’ employment require severance under circumstances provided for, and in accordance with, Mexican federal labor law. Named Executives with employment agreements generally are entitled to continuation of other benefits for any severance period to the extent provided in their agreements, while those covered by Company policies are dependent on those policies prevailing at the time of termination for any continuation of their benefits.

We estimate that the following total amounts of salary and incentive (expressed in lump sum regardless of any installments applicable to the individual payout) would have been payable to the respective Named Executives had their employment been terminated by the Company in non-cause situations effective December 31, 2006: Mr. Gress: $993,807; Mr. Heyse: $392,543; Mr. Gonzalez: $260,342; Mr. Farran: $238,846; and Mr. Golowski: $ 184,615.

The terms of (i) the restricted stock issuances under the IPO Bonus awarded for 2006, (ii) the agreements evidencing options granted under the 2005 Plan, and (iii) the Retirement Savings Restoration Plan provide for the full vesting of previously forfeitable shares, options or unvested account balances, as the case may be, following a change of control event affecting the Company. Although none of the terms of the Named Executives’ employment agreements are affected by a change of control event, the Company’s salaried severance policy requires that, following any such event, employees covered by the policy must be given not less than six months’ notice of any proposed amendment (including a termination) of the policy.

We estimate that, had a change of control event occurred as of December 31, 2006, an aggregate of 374,510 shares of Common Stock and options for Common Stock held by the Named Executives would have become fully vested. All account balances of Named Executives participating in the Retirement Savings Restoration Plan as of December 31, 2006, except those of Mr. Heyse, were fully vested at that date and thus would have been unaffected by a change in control event.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid to each Named Executive under the compensation programs is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, the Company believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Nonqualified Deferred Compensation.”

Accounting for Stock-Based Compensation

Effective January 1, 2006, we adopted SFAS No. 123(R), “Share-Based Payment”. Prior to the adoption of SFAS No. 123(R), the Company accounted for stock-based compensation expense in accordance with Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees.” Under APB No. 25, the stock based compensation was not recognized in the results of operations if the exercise price was at least equal to the market value of the common stock on the grant date, The Company will continue to account for the outstanding awards granted under the 2005 Stock Option Plan under APB No. 25 until they are settled or modified.

The Company accounted for the stock-based payments related to its 2006 Restricted Stock Program in accordance with the requirements of SFAS No. 123(R).

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management, and based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement

Blair Hendrix, Chair

Gary Cappeline

Linda Myrick

Summary Compensation Table

The following table sets forth certain compensation information for the Named Executives who were serving as executive officers at the end of 2006 for services rendered to Innophos and its subsidiaries during 2006:

SUMMARY COMPENSATION TABLE

Executive & Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation (4)(5)	Change in Pension Value and non-qualified Deferred Compensation Earnings	All Other Compensation (6)	Total Compensation
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Randolph Gress Director, Chief Executive Officer & President	2006	375,000	788,750	73,143	31,930	321,911	—	147,499	1,738,233

Richard Heyse Vice President & Chief Financial Officer	2006	236,900	358,523	33,247	13,570	155,643	—	30,775	828,658

Jose Gonzalez General Manager, Mexico	2006	206,364	308,329	28,593	—	145,129	—	116,570	804,985

William Farran Vice President & General Counsel	2006	207,000	322,670	29,922	4,790	118,207	—	38,133	720,722

Joseph Golowski Vice President, Sales and Distribution	2006	160,000	250,966	23,274	1,596	66,024	—	35,427	537,287

(1)	In October 2006, we entered into retention bonus agreements with certain of our executives, including the Named Executives, pursuant to which they were entitled to receive a bonus when the Company successfully completed its initial public offering. Subsequently, the bonus was paid (i) 55% in cash and (ii) 45% by issuance of a number of shares of our Common Stock calculated by dividing 45% of the bonus amount by the $12.00 IPO price. The bonus shares were unvested at issuance and are subject to a vesting rate of 11.11% on each January 1, April 1, July 1, and October 1. An executive’s unvested Bonus Shares will become fully vested upon a sale of the Company or upon a termination of the executive’s employment other than for “cause,” as defined in the bonus agreements. Mr. Gress’ unvested bonus shares will also become fully vested if he resigns for “good reason” as defined in his agreement. Unvested bonus shares will otherwise be forfeited upon termination of employment.

(2) Stock Awards

Executive	Award	Number of shares awarded	Grant Date Fair Market Value	Vesting Terms	2006 Compensation expense (b)
Randolph Gress	2006 Restricted Stock Award (a)	54,863	$12.00	11.11% each January 1, April 1, July 1, October 1 beginning January 1, 2007	73,143

Richard Heyse	2006 Restricted Stock Award (a)	24,938	$12.00	11.11% each January 1, April 1, July 1, October 1 beginning January 1, 2007	33,247

Jose Gonzalez	2006 Restricted Stock Award (a)	21,447	$12.00	11.11% each January 1, April 1, July 1, October 1 beginning January 1, 2007	28,593

William Farran	2006 Restricted Stock Award (a)	22,444	$12.00	11.11% each January 1, April 1, July 1, October 1 beginning January 1, 2007	29,922

Joseph Golowski	2006 Restricted Stock Award (a)	17,457	$12.00	11.11% each January 1, April 1, July 1, October 1 beginning January 1, 2007	23,274

(a)	The Board awarded 173,568 shares of “restricted” Common Stock to executives, including the Named Executives as shown in the table, in connection with the successful completion of the IPO. These awards are classified as equity awards. The shares of Common Stock evidencing the awards are outstanding, are entitled to receive dividends (currently, $0.17 per quarter), and have full voting privileges. An executive’s unvested shares will become fully vested upon a sale of the Company or upon a termination of the executive’s employment other than for cause as defined in the bonus agreements. Mr. Gress’s unvested bonus shares will also become fully vested if he resigns for “good reason” as defined in his agreement. Unvested Bonus Shares will otherwise be forfeited upon termination of employment.
(b)	Based on the fair value of the Company’s stock on the grant date in accordance with SFAS No. 123(R), as further described in the Company’s Financial Statements for the year ended December 31, 2006. The 2006 compensation expense recognizes the proportion of the vesting period which occurred on January 1, 2007. The stock award compensation expense for the named executives is included in the overall compensation expense as recorded in the 2006 Financial Statements.

(3) Option Awards

Executive	Award	Number of options awarded (a)	Grant Date Fair Market Value (b)	Vesting Terms	2006 Compensation expense (c)
Randolph Gress	2005 Stock Option Award	319,127	$2.55	20% August 13, 2005; 5% each October 1, January 1, April 1, July 1	31,930

Richard Heyse	2005 Stock Option Award	135,629	$2.55	20% August 13, 2005; 5% each October 1, January 1, April 1, July 1	13,570

Jose Gonzalez	N/A	—	—	N/A	—

William Farran	2005 Stock Option Award	47,869	$2.55	20% August 13, 2005; 5% each October 1, January 1, April 1, July 1	4,790

Joseph Golowski	2005 Stock Option Award	15,956	$2.55	20% August 13, 2005; 5% each October 1, January 1, April 1, July 1	1,596

(a)	Reflects the recapitalization and the reclassification of the Company’s predecessor Class A common stock and Class L common stock into a new single class of Common Stock in connection with the IPO and resulting adjustment of options pursuant to the governing stock option agreements. The Company’s recapitalization and reclassification of equity is further described in the Company’s Financial Statements for the year ended December 31, 2006.
(b)	Adjusted for the recapitalization and reclassification pursuant to the original stock option plan.
(c)	The 2005 stock option grants occurred on April 1, 2005 and are accounted for in accordance with APB No. 25. Although the Company did not record compensation expense in the financial statements, the Company used the modified prospective transition method as required under SFAS No. 123(R) to determine the 2006 compensation for the Named Executives in the above table.

(4)	Represents the short term incentive program amounts which were earned and accrued during 2006, but paid during the first quarter of 2007.
(5)	Excludes $165,000 of deferred compensation for Mr. Gress that was assumed from the predecessor employer (on account of services performed by Mr. Gress for that employer) as part of the Company’s 2004 purchase of the phosphates business of that employer, and in connection with which the deferral was maintained by the Company. This amount became payable upon the completion of the initial public offering.
(6)	Other compensation includes the following:

Executive	Supplemental contributions for 401(k) savings (a)	Annual contributions for defined contribution plans	Temporary housing allowance (b)	Foreign service payments and benefits (c)	Non-qualified deferred compensation (d)	Other (e)	Total other compensation
Randolph Gress	6,600	19,016	20,000	—	89,883	12,000	147,499
Richard Heyse	8,800	14,458	—	—	7,517	—	30,775
Jose Gonzalez	—	—	—	94,570	—	22,000	116,570
William Farran	8,233	19,016	—	—	10,884	—	38,133
Joseph Golowski	6,400	17,287	—	—	—	11,740	35,427

(a)	Matching contributions by the Company to each of the Named Executives pursuant to the Savings Plan.

(b)	Temporary housing allowance to Mr. Gress based on actual expenditures which are not to exceed $4,000 per month.
(c)	Foreign service payments include vacation premiums, holiday premiums and post employment benefits such as severance indemnities and death benefits.
(d)	Matching contributions by the Company to each of the Named Executives pursuant to the Retirement Savings Restoration Plan was as follows:

Executive	Executive Contributions in 2006 ($)	Company Contributions in 2006 ($)	Aggregate withdrawals/ Distributions ($)	Aggregate Earnings in 2006 ($)	Aggregate Balance as of December 31, 2006 ($)
Randolph Gress	—	89,883	—	—	89,883
Richard Heyse	—	7,517	—	—	7,517
Jose Gonzalez	—	—	—	—	—
William Farran	—	10,884	—	—	10,884
Joseph Golowski	—	—	—	—	—

(e)	Other includes vehicle allowances and club memberships.

Outstanding Equity Awards at Fiscal Year-End

	Option awards				Stock awards
Executive	Number of securities underlying unexercised options (#) exercisable (a)	Number of securities underlying unexercised options (#) unexercisable (a)	Option exercise price ($)	Option expiration date	Number of shares or units that have not vested (#)(b)	Market value of shares or units that have not vested ($)(c)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested($)
Randolph Gress	175,520	143,607	2.55	April 1, 2015	54,863	805,389	—	—
Richard Heyse	74,596	61,033	2.55	April 1, 2015	24,938	366,090	—	—
Jose Gonzalez	—	—	—		21,447	314,842	—	—
William Farran	26,328	21,541	2.55	April 1, 2015	22,444	329,478	—	—
Joseph Golowski	8,776	7,180	2.55	April 1, 2015	17,457	256,269	—	—

(a)	Reflects the recapitalization and the reclassification of the Company’s predecessor Class A common stock and the Class L common stock in connection with the IPO and resulting adjustment of options pursuant to the governing stock option agreements. The Company’s recapitalization and reclassification of the Common Stock is further described in the Company’s Financial Statements for the year ended December 31, 2006.
(b)	The Board awarded 173,568 shares of “restricted” Common Stock to executives, including the Named Executives as shown in the table, in connection with the successful completion of the IPO. These awards are classified as equity awards. The shares of Common Stock evidencing the awards are outstanding, are entitled to receive dividends (currently, $0.17 per quarter), and have full voting privileges. An executive’s unvested shares will become fully vested upon a sale of the Company or upon a termination of the executive’s employment other than for cause as defined in the bonus agreements. Mr. Gress’ unvested bonus shares will also become fully vested if he resigns for “good reason” as defined in his agreement. Unvested Bonus Shares will otherwise be forfeited upon termination of employment.
(c)	The market value per common share at December 31, 2006 was $14.68.

Options Exercised and Stock Awards Vested

	Option awards(a)		Stock awards(a)
Executive	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Randolph Gress	—	—	—	—
Richard Heyse	—	—	—	—
Jose Gonzalez	—	—	—	—
William Farran	—	—	—	—
Joseph Golowski	—	—	—	—

(a)	None of the Company’s Named Executives exercised any stock options during 2006 nor did any restricted stock awards vest during 2006. However, stock options were exercised in January 2007 and restricted stock awards vested in January 2007.

Grants of Plan Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Executive	Grant Date	Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)	Stock awards: Number of shares of stock (#)	All other options awards (#)	Exercise price of option awards ($/ share)	Grant Date Fair Market Value of stock and option awards ($)(b)
Randolph Gress	November 2, 2006 (a)	N/A	N/A	N/A	N/A	N/A	N/A	54,863	—	—	658,356
Richard Heyse	November 2, 2006 (a)	N/A	N/A	N/A	N/A	N/A	N/A	24,938	—	—	299,256
Jose Gonzalez	November 2, 2006 (a)	N/A	N/A	N/A	N/A	N/A	N/A	21,447	—	—	257,364
William Farran	November 2, 2006 (a)	N/A	N/A	N/A	N/A	N/A	N/A	22,444	—	—	269,328
Joseph Golowski	November 2, 2006 (a)	N/A	N/A	N/A	N/A	N/A	N/A	17,457	—	—	209,484

(a)	Restricted stock grant which vests ratably over a twenty seven month period is subject to continued employment during the vesting period.
(b)	Grant date fair value is $12.00 per common share.

Pension Benefits

The table under this item has been omitted since the Company maintains no defined benefit or similar actuarially valued pension plan covering the Named Executives. All Named Executives in the US participate in the Company’s defined contribution retirement plan, and all contribution amounts relating to that plan have been included under “Other Compensation” in the Summary Compensation Table. Named Executive in Mexico does not participate in a retirement plan, but enjoys post employment benefits, including termination, seniority premiums and death benefits as prescribed by law. See the related discussion under “Compensation Discussion and Analysis.”

Related Transactions

Bain Capital Agreements

In connection with our organization in 2004 as a privately owned company, we entered into agreements with our largest stockholder, Bain Capital. These included a Stockholders Agreement, a Registration Rights Agreement and an Advisory Agreement. Members of our management, including Named Executives, also became parties to the first two agreements.

Stockholders Agreement. The Stockholders Agreement provided for a number of governance actions affecting the Company to be taken by Bain Capital (including designating the composition of the Board) or not to be taken without the consent of Bain Capital, for Bain Capital’s entitlement to certain information of the Company, and for the signatory stockholders (who included Named Executives) to vote their stock in accordance with actions proposed to be taken by Bain Capital. As those provisions were no longer appropriate for a publicly traded company, the Stockholders Agreement was amended to remove them in connection with our November 2006 IPO. No payments were made among the parties in connection with the amendment.

Registration Rights Agreement. The Registration Rights Agreement allows the holders of “Bain Registrable Securities,” (a term that includes shares of our Common Stock owned by Bain Capital affiliates and members of our management, including Named Executives) to cause the Company, at its expense (except for underwriting fees and discounts), to file with the SEC a number of “demand” registration statements and to participate in an unlimited number of “piggy back” registration statements under the Securities Act of 1933 covering proposed sales of securities owned by the Bain holders. Typical of agreements of this type, the Registration Rights Agreement provides a means for the holders of Bain Registrable Securities to market their stock publicly in compliance with the securities laws subsequent to the IPO and remains in effect without any fixed termination date. Due to the variations in timing and circumstances under which the Registration Rights Agreement may be utilized in the future (if at all), it is not possible to estimate what its ultimate costs will be to the Company.

Advisory Agreement. The Advisory Agreement provided for Bain Capital to supply a number of support services to the Company, including executive and management services, acquisition and disposition assistance, finance, marketing and human resource functions over a multi year term that was to renew automatically on an annual basis, unless terminated by one of the parties. Annual fees under the Advisory Agreement were set $2.0 million, plus expenses, with additional fees of 1% to be paid on the value of certain transactions, such as financings, involving the Company. The Company made cash payments totaling $14.7 million in fees and expenses in 2006 related to the Advisory Agreement, including fees for the early termination of the agreement as of the completion of the IPO.

Employment Agreements

The Company’s wholly owned subsidiary, Innophos, Inc., has employment agreements with two of the Named Executives, and a subsidiary in Mexico has an agreement with one of the Named Executives. In the descriptions below, the term “Company” is meant to include Innophos, Inc. or the Mexican subsidiary, as the case may be.

Randolph Gress. Mr. Gress’s employment agreement entered into in 2004 sets forth a two-year term and automatic renewal for successive one-year periods, unless the Company notifies Mr. Gress of its intent not to renew the agreement with at least 90 days’ prior written notice. The agreement provides for a Base Salary, subject to annual review and increase or decrease not to a level below the starting Base Salary, with the intention that beginning on or about January 1, 2006, the Board was to review the Base Salary with the expectation of annual increases of not less than a certain amount per year. In addition to the Base Salary, Mr. Gress is eligible to receive an annual bonus based on achievement of Company performance objectives and personal performance.

The agreement provides for immediate termination upon Mr. Gress’s resignation, death or “permanent disability” (as that term is defined in the agreement). If the agreement is terminated by the Company for “cause” or by Mr. Gress resigning for “good reason” or within 30 days after a “non-renewal event” (as those terms are defined in the agreement), then Mr. Gress will receive (i) all previously earned and accrued but unpaid Base Salary and vacation and unpaid business expenses up to the date of such termination; (ii) severance pay equal to the sum of (w) twelve months’ Base Salary in effect at the date of such termination, plus (x) the amount equal to one month’s Base Salary in effect at the time of termination for each full year that Mr. Gress was employed by the Company, plus (y) a bonus equal to the amount of the target bonus (as such term is defined in the agreement) of the termination year, plus (z) an additional bonus equal to the target bonus for the termination year pro rated based on the number of days of the termination year prior to the date of termination; and (iii) the other benefits provided to him under his employment agreement during the twelve month severance period. If Mr. Gress is purportedly terminated for cause and an arbitrator appointed pursuant to the agreement determines that cause was not present, then Mr. Gress will receive the payments summarized above in full satisfaction and in lieu of any and all other or further remedies he may have. If Mr. Gress is terminated for any other reason, he will receive (i) all previously earned and accrued but unpaid Base Salary and vacation and unpaid business expenses up to the date of such termination and (ii) in the case of termination resulting from death or permanent disability, a bonus equal to the amount of the target bonus of the termination year pro rata based on the number of days of the termination year prior to the date of termination. Any payments to Mr. Gress are conditioned upon Mr. Gress delivering a general release in favor of the Company and his being in compliance with certain confidentiality, intellectual property, non-compete, non-solicitation and other obligations at the date of termination. The severance provisions further provide that Mr. Gress waives and is not entitled to any severance compensation of any kind other than expressly provided in the agreement.

Richard Heyse. Mr. Heyse and the Company are parties to an employment agreement entered into in 2005, under which he is employed as Chief Financial Officer for a term which is not fixed in duration. The agreement provides for Mr. Heyse to receive a base salary subject to annual review and increase based on prior year performance. It also provides for Mr. Heyse’s eligibility for annual bonus payments targeted at 50% of annual base pay with a percentage of the targeted bonus dependent on the Company attaining specified performance objectives, which may change from time to time, and the balance being discretionary and based on personal performance. Under the agreement, Mr. Heyse further is entitled to grants of options under the executive option plan to purchase Company stock equal to 0.986% of the outstanding shares on a fully diluted basis. The options vest 20% per year over five years with measurement of vesting for the initial installment from 2004.

Mr. Heyse’s agreement provides for severance payments upon termination of his employment by the Company without “cause” (as that term is defined in the agreement) equal to (i) his annual base salary for one year and (ii) the lesser of his target bonus for the year in question as established under the agreement or his actual bonus payout from the previous year. The severance payments, which are to be made in 12 equal monthly installments, are conditioned upon Mr. Heyse delivering a general release in favor of the Company and remaining in compliance with certain confidentiality and non-compete obligations for 12 months following termination. No severance is payable under the agreement if Mr. Heyse terminates his employment or if it is terminated by the Company for “cause” as defined. The term “cause” extends to a number of events, including a failure to perform duties consistent with the position of Chief Financial Officer following notice to Mr. Heyse and a limited right to cure such an event.

The agreement also provides for Mr., Heyse to receive, among other things, health and welfare benefits for Company executives, specified vacation entitlements, relocation payments, a sign-on bonus, and to participate the Company’s 401(k) pension plan.

Jose Gonzalez. Mr. Gonzalez’ contract has an issuance date of March 1, 2006 with an indefinite term that can only be affected according to Mexican federal labor law. It provides for the employee to serve as “General Director” with a stipulated gross salary (expressed in Mexican pesos per month) with taxes, social security fees and other deductions taken out according to law. The contract provides for an increasing number of vacation days determined by years of service, and it contains both a vacation premium payment and a Christmas premium payment based on “integrated salary.” Mr. Gonzalez’ hiring date for seniority purposes is set at January 16, 1993. The contract also has confidentiality provisions requiring him to keep Company information confidential, use it only for job purposes, and not to disclose it to third parties. Although not explicitly included in the contract terms, a number of additional benefits arising from Company employee benefit policies are applicable to the employee by reason of his executive position.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, officers and persons who own beneficially more than 10% of our Common Stock to file initial reports and reports of changes in ownership of our Common Stock with the SEC within prescribed time periods. The Company’s directors, officers and stockholders first became subject to Section 16(a) in November 2006. As a practical matter, we try to assist our officers and directors in the reporting process by monitoring transactions and providing support for their filings. To the best of our knowledge, in 2006, the following was the only untimely required filing under Section 16(a) of which the Company is aware. In December 2006, a change in indirect beneficial ownership relating to 8,754 shares of Common Stock reported by John Godber, then Vice President—Research & Development of the Company, was reflected on a Form 4 filed one day late.

Security Ownership of Certain Beneficial Owners

The following table furnishes information concerning all persons known by the Company to own beneficially five percent or more of the Company’s Common Stock:

	Common Stock Beneficially Owned at March 31, 2007 (1)
Principal Stockholders	Number of Shares	Percentage of Class
Bain Capital Investors, LLC(2) 111 Huntington Avenue Boston, MA 02199	10,088,039	48.6

Ivory Investment Management, L.P. (3) 11755 Wilshire Blvd, Suite 1350 Los Angeles, CA 90025	1,500,000	7.2

Silver Point Capital, L.P. (4) Greenwich Plaza, 1st Floor Greenwich, CT 06830	1,250,000	6.0

JANA Partners, LLC (5) 200 Park Avenue, Suite 3300 New York, NY 10166	1,220, 014	5.9

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days (of March 31 2007) are deemed outstanding. Shares subject to option, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.
(2)	According to a Schedule 13G dated February 14, 2007 filed jointly by reporting persons consisting of (i) Bain Capital Fund VII, LLC, a Delaware limited liability company (“Fund VII LLC”), (ii) Bain Capital Fund VIII, LLC, a Delaware limited liability company (“Fund VIII LLC”), (iii) BCIP Associates III, LLC, a Delaware limited liability company (“BCIP III LLC”), (iv) BCIP T Associates III, LLC, a Delaware limited liability company (“BCIP T III LLC”), (v) BCIP Associates III-B, LLC, a Delaware limited liability company (“BCIP III-B LLC”), and (vi) BCIP T Associates III-B, LLC, a Delaware limited liability company (“BCIP T III-B LLC”), the reporting persons may be deemed to hold sole voting and investment power over the number of shares being reported (in the amounts as indicated in the schedule).

Bain Capital Investors, LLC (“BCI”) is the sole general partner of Bain Capital Partners VII, L.P. (“BCP VII”), which is the sole general partner of Bain Capital VII Fund, L.P. (“Fund VII”), which is the managing and sole member of Fund VII, LLC. BCI is the sole general partner of Bain Capital Partners VIII, L.P. (“BCP VIII”), which is the sole general partner of Bain Capital VII Fund, L.P. (“Fund VIII”), which is the managing and sole member of Fund VIII, LLC. BCIP Associates III, a Cayman Islands partnership (“BCIP III”) is the manager and sole member of BCIP III LLC. BCIP Trust Associates III, a Cayman Islands partnership (“BCIP Trust III”) is the manager and sole member of BCIP T III LLC. BCIP Associates III-B, a Cayman Islands partnership (“BCIP III-B”) is the manager and sole member of BCIP III-B LLC. BCIP Trust Associates III-B, a Cayman Islands partnership (“BCIP Trust III-B”) is the manager and sole member of BCIP T III-B LLC. BCI is the managing partner of each of BCIP III, BCIP Trust III, BCIP III-B, and BCIP Trust III-B.

BCI, by virtue of the relationships described above, may be deemed to beneficially own the shares held by the funds listed above. BCI disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein.

(3)	According to a Schedule 13G filed February 12, 2007 by Curtis G. Macnguyen, individually, and as managing member of Ivory Capital Group, LLC, for itself and as managing member of Ivory Long-Term Fund GP, LLC, for itself and as general partner of Ivory Long-Term Fund LP, as managing member for Ivory Capital Advisors, LLC, for itself and as general partner of Ivory LT Accredited, LP and as managing member of IIM GP, LLC, for itself and as general partner of Ivory Investment Management, LP, the reporting persons may be deemed to hold voting and investment power over the shares indicated, such power being shared among the entities as indicated in the schedule.
(4)	According to a Schedule 13G dated November 8, 2006, filed jointly by Silver Point Capital, L.P., Edward A. Mule and Robert J. O’Shea whose business address is Two Greenwich Plaza, 1st Floor, Greenwich, CT 06830, each of the filing persons may be deemed to hold shared voting and investment power over the shares being reported as a result of being investment manager and controlling persons as related to certain funds named in the schedule.
(5)	According to a Schedule 13G dated March 8, 2007, filed by JANA Partners, LLC, whose business address is 200 Park Avenue, Suite 3300, New York, NY 10166, the reporting person claims to hold sole voting and sole investment power over the shares being reported.

Security Ownership of Directors and Executive Officers

The following table sets forth the number of shares of Common Stock beneficially owned as of March 31, 2007 by each director and nominee, by each Named Executive, and by all directors and executive officers as a group.

	Common Stock Beneficially Owned at March 31, 2007 (1)
Name and Office	Number of Shares	Percentage of Class
Gary Cappeline, Director/Nominee (2)	—	*
Edward Conard, Director/Nominee (3)	—	—
Joseph Golowski, Vice President, Sales and Distribution (4)	34,394	*
William N. Farran, Vice President, General Counsel and Secretary (5)	55,748	*
Jose Gonzales, General Manager Mexico Operations	21,447	*
Randolph Gress, Director/Nominee; President and Chief Executive Officer (6)	275,591	1.3
Richard Heyse, Vice President and Chief Financial Officer (7)	124,597	*
Blair Hendrix, Director/Nominee (8)	—	—
Linda Myrick, Director/Nominee (9)	—	*
Stephen Zide, Director/Nominee (10)	—	—
Executive Officers and Directors as a group (18 Persons) (11)	1,329,036	6.3

*	Represents less than 1%
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days (of March 31 2007) are deemed outstanding. Shares subject to option, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.
(2)	Excludes contractual right to receive options for 5,000 shares of common Stock not yet granted.
(3)	See footnote (2) to the table under “Security Ownership of Certain Beneficial Owners.” Mr. Conard is a Managing Director of BCI and, accordingly, may be deemed to share in the voting and dispositive power of the shares owned by each of the Bain funds identified in that footnote. Mr. Conard disclaims beneficial ownership of those shares, except to the extent of his pecuniary interest therein.

(4)	Includes stock options entitling the holder to purchase 10,371 share of Common Stock within 60 days after the noted date.
(5)	Includes stock options entitling the holder to purchase 31,115 shares of Common Stock within 60 days after the noted date.
(6)	Includes stock options entitling the holder to purchase 207,433 shares of Common Stock within 60 days after the noted date.
(7)	Includes 1,500 shares of common stock owned indirectly as trustee and stock options entitling the holder to purchase 7,174 shares of Common Stock within 60 days after the noted date.
(8)	See footnote (2) to the table under “Security Ownership of Certain Beneficial Owners.” Mr. Hendrix is a general partner of BCIP III LLC and BCIPT III LLC and, accordingly, may be deemed to own beneficially the shares owned by those funds. Mr. Hendrix disclaims beneficial ownership of those shares, except to the extent of his pecuniary interest therein.
(9)	Excludes contractual right to receive options for 5,000 shares of Common Stock not yet granted.
(10)	See footnote (2) to the table under “Security Ownership of Certain Beneficial Owners.” Mr. Zide is a Managing Director of BCI and, accordingly, may be deemed to share in the voting and dispositive power of the shares owned by each of the Bain funds identified in that footnote. Mr. Zide disclaims beneficial ownership of those shares, except to the extent of his pecuniary interest therein.
(11)	Includes 1,500 shares of Common Stock owned indirectly as trustee and stock options entitling the holders to purchase 414,265 shares of Common Stock within 60 days after the noted date.

Delivery of Proxy Materials to Households with Multiple Stockholders

If you have consented to the delivery of only one set of proxy materials to multiple Innophos stockholders who share your address, then only one set of proxy materials and only one annual report are being delivered to your household, unless we have received contrary instructions from one or more of the stockholders sharing your address. We will deliver promptly upon oral or written request a separate copy of the proxy materials or the annual report to any shareholder at your address. If you wish to receive a separate copy of those items, you may call us at (609) 366-1299 or write to us in care of our Investor Relations Department at the address set forth on the Notice accompanying this Proxy Statement. Likewise, stockholders sharing an address who now receive multiple copies of the proxy materials or the annual report may request delivery of a single copy by calling us at the above number or writing to us at the above address.

Website

Our Code of Ethics, Code of Ethics for Senior Financial Officers and Insider Trading Policy, Board committee charters, annual, quarterly and other reports filed with the SEC and proxy statements are available on our website, www.innophos.com and are also available in print to any stockholder who requests them.

By referring to these documents we do not intend to incorporate the contents of the website into this document.

By Order of the Board of Directors,

William N. Farran

Corporate Secretary

April 18, 2007

INNOPHOS HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 24, 2007

10:00 a.m. E.D.T.

Crowne Plaza Hotel

390 Forsgate Drive

Jamesburg, New Jersey

Innophos Holdings, Inc. 259 Prospect Plains Road Cranbury, New Jersey 08512	proxy

This proxy is solicited by the Board of Directors for the Annual Meeting on May 24, 2007

This proxy will be voted as specified by the stockholder. If no specification is made, all shares of stock covered by this proxy will be voted FOR Items 1 and 2 as set forth in the Proxy Statement.

The stockholder represented herein appoints William Farran, Richard Heyse and Mark Feuerbach, or any of them, proxies with full power of substitution and re-substitution to vote all shares of Common Stock entitled to be voted by said stockholder(s) at the Annual Meeting of Stockholders of Innophos Holdings, Inc. to be held at the Crowne Plaza Hotel, 390 Forsgate Drive, Jamesburg, New Jersey 08831, on May 24, 2007, at 10:00 EDT and at any adjournment thereof, as specified in this proxy. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

Your vote is important!

Please sign and date on the reverse side of this proxy card and return promptly in the enclosed postage-paid envelope.

If you attend the meeting, you may revoke your proxy and vote in person.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK EASY IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 1:00 p.m. (EDT) on May 23, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/iphs/ — QUICK EASY IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 1:00 pm. (EDT) on May 23, 2007.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-prepaid envelope we’ve provided or return it to Innophos Holdings, Inc. c/o Shareowner ServicesSM, P.O. Box 64873, St Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò Please detach here ò

This proxy card represents all shares of Innophos Holdings, Inc. Common Stock held in the registration indicated below.
The Board of Directors recommends a Vote “FOR” Proposals 1 and 2.

I. Election of Directors	01 Gary Cappeline	04 Blair Hendrix	☐ For All	☐ Withhold All
	02 Edward Conard	05 Linda J. Myrick	(except as marked)
	03 Randolph Gress	06 Stephen M. Zide

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right)

II. Ratification of the selection of independent registered public accounting firm for 2007	☐ For	☐ Against	☐ Abstain

Authorized Signatures – This section must be completed for your instructions to be executed – Date and Sign Below

Address change? Mark Box ☐ Indicate changes below	Date:

Signature(s) in Box
Please sign exactly as name appears on this card. Joint owners should each sign personally. Corporation proxies should be signed by an authorized officer, indicating title. Executors, administrators, trustees, etc. should so indicate when signing.